SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 6, 2009

HOME PROPERTIES, INC.
(Exact name of Registrant as specified in its Charter)

MARYLAND	1-13136 No.	16-1455126
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

850 Clinton Square, Rochester, New York 14604
 (Address of principal executive offices and internet site)

(585) 546-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HOME PROPERTIES, INC.

CURRENT REPORT
ON FORM 8-K

Item 1.01                      Entry into a Material Definitive Agreement.

On July 6, 2009, Home Properties, L.P. (the “Company”) entered into an Amended and Restated Lease Agreement (the “Lease”) with Clinton Asset Holding Associates, L.P. (“CAHA”) for 62,213 rentable square feet of office space in the Clinton Square building located in Rochester, New York.  The office space will continue to be used by Home Properties as its corporate headquarters.  The Lease amends and restates existing Leases that the Company has for 75,296 rentable square feet in the same building.  The term commences on October 1, 2009 and extends to September 30, 2019 with two five-year renewal options, unless terminated earlier in accordance with the Lease’s terms.  The Lease contains customary commercial terms for office leases.

Amy Tait, Nelson Leenhouts and Norman Leenhouts, each of whom is a director of Home Properties, Inc., and members of their immediate family collectively have an approximately 75% interest in CAHA.  In addition, the Clinton Square building is managed by Broadstone Real Estate, LLC, which receives a management fee from the building owner.  Norman Leenhouts is an owner and Chairman of Broadstone Real Estate, LLC.  Amy Tait and her husband, Robert Tait, are both owners and directors of Broadstone Real Estate, LLC as well as the Chief Executive Officer and President, respectively, of that entity.

The Company retained CB Richard Ellis/Rochester, NY LLC to assist in evaluating and negotiating competitive headquarter alternatives in the Rochester, New York area.  The Company considered more than ten alternatives and received five proposals.  Based on the financial aspects of the proposals, along with subjective considerations such as quality, location and convenience, the Company thoroughly negotiated and selected the CAHA proposal and worked with outside counsel to negotiate the Lease document.  The Lease was approved by a unanimous vote of the disinterested members of the Board of Directors after full disclosure of the interests of Amy Tait, Nelson Leenhouts and Norman Leenhouts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME PROPERTIES, INC.
(Registrant)

Date:        July 8, 2009

By:           /s/ David P. Gardner
David P. Gardner
Executive Vice President and Chief Financial Officer